Exhibit 99.1

BRIGGS & STRATTON CORPORATION ACTS TO RESOLVE PENDING

LEGAL ACTIONS

MILWAUKEE, WI February 26, 2010/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton announced today that it has entered into a Stipulation of Settlement that, if given court approval, will resolve over 65 class-action lawsuits that have been filed against Briggs & Stratton and other engine and lawnmower manufacturers alleging, among other things, misleading power labeling on its lawnmower engines. As part of the settlement, Briggs & Stratton and the other settling defendants have agreed to establish a class wide cash settlement fund totaling $51 million, as well as certain injunctive relief concerning the power labeling of engines for the next ten years. In addition, Briggs & Stratton will offer a one year extension of its current warranty for all class members filing a claim. As part of the Stipulation, Briggs & Stratton has denied that it has done anything wrong and seeks a resolution to avoid further protracted and expensive litigation.

Briggs & Stratton is required to fund its portion of the cash settlement in conjunction with specified approval dates that are projected to occur at various times between the execution of the settlement agreement and June 2011. The Company expects to recognize a pretax expense of approximately $31 million ($19 million after tax) in the third quarter of fiscal 2010 to reflect the impact of the settlement. This settlement was not in the earnings guidance in the Company’s January, 2010 earnings release.

The Stipulation, once approved, will resolve nationwide class-action litigation that first commenced in June 2004. Since that time, plaintiffs filed actions across the country, as well as the District of Columbia and Puerto Rico, seeking to certify classes of all persons in each of the 50 states, Puerto Rico and the District of Columbia. In these various actions, plaintiffs sought injunctive relief, compensatory and punitive damages, and attorneys’ fees. Plaintiffs also filed state and federal antitrust and RICO claims and sought a nationwide class based on these claims.

The Stipulation of Settlement has been submitted to Judge Adelman of the United States District Court for the Eastern District of Wisconsin for preliminary approval (In Re: Lawnmower Engine Horsepower Marketing and Sales Practices Litigation, Case No. 2:08-md-01999). If preliminary approval is granted, broader notice of the Stipulation of Settlement will be given and the parties of the Stipulation will seek to have the Stipulation finally approved.